EXECUTION VERSION

SHARE PURCHASE AGREEMENT

THIS AGREEMENT (this “Agreement”) is made as of the 2nd day of March, 2011, by and between:

TIME WARNER MEDIA HOLDINGS B.V., a besloten vennootschap met beperkte aansprakelijkheid or private limited company organized under the laws of the Netherlands (hereinafter called “Purchaser”),

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TESTORA LIMITED, a limited liability company organized under the laws of Cyprus, with its registered address at Grigori Afxentiou, 8, EL.PA. LIVADIOTI, Office 401, 6023, Larnaca, Cyprus (hereinafter called “Seller”).

WHEREAS, Seller desires to sell the Shares (defined below) to Purchaser, and Purchaser desires to purchase the Shares from Seller, in each case, upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:

1.	Acquisition of the Shares.

         Subject to the terms and conditions hereof, Seller hereby agrees to sell and transfer to Purchaser, and Purchaser hereby agrees to acquire and purchase from Seller, 3,122,364 shares (the “Shares”) of Class A Common Stock, par value $0.08 per share (the “Class A Common Stock”), of Central European Media Enterprises Ltd., a Bermuda exempted company (the “Company”), on the Closing Date (defined below) in exchange for a cash payment in immediately available funds delivered by Purchaser to Seller denominated in U.S. dollars equal to $60,729,979.80 (the “Purchase Price”).

2.	Closing, Delivery and Exchange.

(a)
The execution of this Agreement shall take place at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York, at 10:00 A.M. (New York City time) on the date hereof via email exchange of the copies of this Agreement. The delivery of the Shares and the payment of the Purchase Price (the “Closing”) shall take place simultaneously with execution of this Agreement. The date and time on which the Closing commences shall be referred to as the “Closing Date”.

(b)	On the Closing Date, Seller shall cause the Shares to be electronically delivered through the facilities of The Depository Trust Company (DVP) to the account specified by Purchaser.

(c)
On the Closing Date, Purchaser shall deliver or cause to be delivered to Seller immediately available funds in the amount of the Purchase Price through the facilities of The Depository Trust Company (DVP) to the account specified by Seller.

(d)
All of the actions to be taken pursuant to the Closing (including execution of this Agreement) shall be deemed to occur simultaneously and none of the actions to be taken at the Closing pursuant to this Agreement shall be deemed to have occurred until the Closing is complete.

3.	Seller’s Representations and Warranties.

         Seller represents and warrants to Purchaser and acknowledges that Purchaser is relying upon such representations and warranties in connection with entering into this Agreement and the transactions contemplated hereby, including the acquisition of the Shares, that:

(a)	Organization and Good Standing. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of Cyprus.

(b)	Ownership. Seller is the sole legal and beneficial owner of the Shares free and clear of any Liens and has all power to vote, dispose of and exercise all other rights with respect to such Shares.

(c)
Good and Marketable Title.  Seller has the power and authority to sell, transfer and deliver the Shares, as provided in this Agreement. Delivery of the Shares by Seller in accordance with this Agreement will convey to Purchaser good and marketable title to the Shares, free and clear of any and all Liens.  The Shares are not subject to any restrictions on transfer.

(d)
Contracts.  There is no existing option, warrant, call, right or Contract of any character to which Seller is a party requiring, and there are no securities outstanding which upon conversion or exchange would require, the sale or transfer of the Shares.  Seller is not a party to any voting trust or other Contract with respect to the voting, redemption, sale, transfer or other disposition of the Shares, except for this Agreement.

(e)
Due Authorization. (i) The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby are within its power and authority and have been duly authorized, and no other corporate or organizational proceedings on the part of Seller are necessary to authorize the execution, delivery and performance of this Agreement or the transactions contemplated hereby and (ii) this Agreement has been duly executed and delivered by Seller and constitutes a legal, valid and binding agreement of Seller, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability, regardless of whether considered in a proceeding in equity or at law.

(f)
Governmental Authorization.  The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby require no action by or in respect of, or filing with or approval from, or consent or authorization from any domestic or foreign federal, provincial, state, municipal or other governmental department, court, tribunal, commission or commissioner, bureau, minister or ministry, board or agency, or other regulatory authority, including any securities regulatory authority or securities exchange (each, a “Governmental Authority”). Notwithstanding the foregoing, following the Closing, Seller shall file with the U.S. Securities and Exchange Commission (the “SEC”) any filings required pursuant to Section 13(d) and Section 16 of the Exchange Act.

(g)
Non-Contravention.  The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in (with or without due notice or lapse of time or both) any violation or breach of any provision of its organizational documents or resolutions of its shareholders, members or directors (or any committee thereof), (ii) contravene, conflict with or result in a violation or breach of any provision of any applicable Law, or (iii) require any consent or other action by any Person under, or constitute (with or without due notice or lapse of time or both) a breach of any Contract to which it is a party or by which it or any of its properties or assets may be bound or result in the creation of a security interest, Lien, charge, encumbrance, equity or claim with respect to the Shares.

(h)	Accredited Investor. Seller is a U.S. Accredited Investor.

(i)
Sophisticated Investor.  Seller is a sophisticated investor and has such knowledge and experience in financial and business matters and in making investments of this type that it is capable of evaluating, negotiating and implementing the transactions contemplated hereby, including the sale of the Shares in exchange for the consideration contemplated hereby.

(j)
Evaluation.  Seller has adequate public information with respect to the business, financial affairs and prospects of the Company to evaluate the merits and risks of the sale of the Shares.  Seller has evaluated the merits and risks of selling the Shares on the terms set forth in this Agreement on its own and without reliance upon Purchaser (other than with respect to Purchaser’s express representations and warranties set forth herein). Based on such information as it has deemed appropriate, Seller has made the decision to sell the Shares to Purchaser, and has done so independently and without reliance upon Purchaser (or any agent or advisor of, or any other Person or entity affiliated or associated with Purchaser) for any investigation or assessment to evaluate the Company, the Shares or any other matter relating to the Company or the transactions contemplated hereby. In entering into this Agreement, Seller has not received, been induced by or relied upon any representations, warranties or statements, whether express or implied, verbal or written, made by or on behalf of Purchaser or any Affiliate, agent, employee or other representative of Purchaser which are not expressly set forth in this Agreement.  It is further understood and agreed by Seller that Purchaser is not making any representations or warranties about any information provided (or otherwise made available) to Seller (or any of its representatives or agents) by or on behalf of Purchaser or any of its Affiliates unless and to the extent subject to a specific representation in Section 4 of this Agreement.

(k)
Confidential Information.  Seller understands that Purchaser may be in possession of material non-public information and other confidential information relating to the Shares and the Company, including through current representation on the board of directors of the Company by certain Affiliates of Purchaser or other association with the Company, that has not been communicated to Seller.  Seller acknowledges that it is proceeding with the sale of the Shares to Purchaser knowingly and voluntarily, without access to or the benefit of such information.  Seller hereby waives any right to rescind or invalidate the sale of the Shares to Purchaser or to seek any damages or remuneration from Purchaser, or any Person affiliated or associated with Purchaser or any of the respective stockholders, partners, members, managers, directors, officers, employees, advisors, agents, Affiliates and representatives of Purchaser or any such Person, based on the possession of any information regarding the Company by Purchaser or such Person or the lack of possession of any such information regarding the Company by Seller.

(l)
Litigation. There is no litigation, arbitration, administrative, regulatory or other investigations, or sanctions proceedings or disputes which could materially affect fulfillment of Seller’s obligations under this Agreement, whether commenced, pending, or, to Seller’s best knowledge, threatened, and, to Seller’s best knowledge, there are no facts or any other circumstances which could lead to any of the aforementioned.

4.	Purchaser’s Representations and Warranties.

       Purchaser represents and warrants to Seller and acknowledges that Seller is relying upon such representations and warranties in connection with entering into this Agreement and the transactions contemplated hereby, including the sale of the Shares, that:

(a)	Organization and Good Standing. Purchaser is a besloten vennootschap met beperkte aansprakelijkheid or private limited company duly organized and validly existing under the laws of the Netherlands.

(b)
Due Authorization. (i) The execution, delivery and performance by Purchaser of this Agreement and the transactions contemplated hereby are within its power and authority and have been duly authorized, and no other corporate or organizational proceedings on the part of Purchaser are necessary to authorize the execution, delivery and performance of this Agreement or the transactions contemplated hereby; and (ii) this Agreement has been duly executed and delivered by Purchaser and constitutes a legal, valid and binding agreement of Purchaser enforceable against it in accordance with its terms, except in each case as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability, regardless of whether considered in a proceeding in equity or at law.

(c)
Governmental Authorization.  The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby require no action by or in respect of, or filing with or approval from, or consent or authorization from any Governmental Authority. Notwithstanding the foregoing, following the Closing, Buyer shall file with the SEC any filings required pursuant to Section 13(d) and Section 16 of the Exchange Act.

(d)
Non-Contravention.  The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in (with or without due notice or lapse of time or both) any violation or breach of any provision of its organizational documents or resolutions of its shareholders, members or directors (or any committee thereof), (ii) contravene, conflict with or result in a violation or breach of any provision of any applicable Law, (iii) require any consent or other action by any Person under, or constitute, with or without notice or lapse of time or both, a breach of any material contract to which it is a party or by which it or any of its properties or assets may be bound.

(e)
Litigation. There is no litigation, arbitration, administrative, regulatory or other investigations, or sanctions proceedings or disputes which could materially affect fulfillment of Purchaser’s obligations under this Agreement, whether commenced, pending, or, to Purchaser’s best knowledge, threatened, and, to Purchaser’s best knowledge, there are no facts or any other circumstances which could lead to any of the aforementioned.

(f)	Sufficiency of Funds. Purchaser has or is able to secure sufficient funds to pay, in a due and timely fashion, the Purchase Price and to acquire these funds in accordance with applicable law.

5.	Indemnification.

        Without prejudice to any other remedies available at law or equity, each party (the “Indemnifying Party”) hereby agrees that it shall indemnify, defend and hold harmless the other party, its Affiliates and, if applicable, their respective directors, officers and employees (the “Indemnified Parties”) from, against and in respect of any damages, claims, losses, charges, actions, suits, penalties and reasonable costs and expenses (including reasonable attorney’s fees and expenses in connection with any investigations or defense of any claim) (“Losses”) imposed on, sustained, incurred or suffered by or asserted against any of the Indemnified Parties relating to or arising out of (i) any breach of any representation, warranty, covenant or agreement made by the Indemnifying Party or its Affiliates contained in this Agreement or (ii) any legal action or proceeding brought by a third party against any such party arising out of or resulting from this Agreement or the transactions contemplated hereby, other than any such legal action or proceeding resulting from a breach or alleged breach of any representation, warranty, covenant or agreement of such Indemnified Party contained herein.

6.	Governing Law.

        This Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable New York principles of conflicts of law).  The parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the County and State of New York and the Federal courts of the United States of America located in the County and State of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or Federal court.

7.	Notices.

        Any notice, direction or other communication given pursuant to this Agreement (each a “Notice”) must be in writing, sent by personal delivery, overnight courier, facsimile or registered or certified mail and addressed:

if to Seller:	TESTORA LIMITED Grigori Afxentiou, 8, EL.PA. LIVADIOTI, Office 401, 6023, Larnaca, Cyprus Attention: Director(s) Fax: (+357) 22 66 01 87
if to Purchaser:
Time Warner Media Holdings B.V.
c/o Time Warner Inc.
One Time Warner Center
New York NY 10019
Attention: General Counsel/Senior Vice President – Mergers and Acquisitions
Fax: (212) 484-7167/(212) 484-7299

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with a copy (which shall not constitute notice) to:	Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, NY 10019 Attention: William H. Gump Fax: (212) 728-8111

        Any Notice, if personally delivered, shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by overnight courier or hand for delivery on the next Business Day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by overnight courier.  Any party may at any time change its address for service from time to time by giving notice to the other parties in accordance with this Section 7.

8.	Publicity.

        Except for any notice which is required pursuant to applicable Law or obligations pursuant to any listing agreement with any national securities exchange, each of Purchaser and Seller hereby agrees that neither it nor any of its Affiliates will issue (a) an initial press release announcing the transactions contemplated by this Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld or delayed, or (b) any subsequent press release or any other public presentation with respect to the transactions contemplated by this Agreement without using its reasonable best efforts to consult with the other party as to the contents and timing of such press release or public statement prior to its issuance.

9.	Assignment.

        Except as otherwise contemplated herein, the parties agree that neither Seller nor Purchaser may assign or transfer this Agreement or any of the rights or obligations under it without the prior written consent of the other party.  Notwithstanding the foregoing, either party shall be entitled to assign its rights and obligations under this Agreement without the consent of the other party to any of its Affiliates who agrees to be bound by all of the covenants of the transferring party contained herein and comply with the provisions of this Agreement and delivers to the other party a duly executed undertaking to such effect in form and substance satisfactory to such other party, acting reasonably, and provided that any such assignment shall not relieve the transferring party of its obligations hereunder.

10.	Entire Agreement.

        The parties agree that this Agreement contains, for good and valuable consideration, the entire agreement of the parties relating to the subject matter hereof and there are no representations, covenants or other agreements relating to the subject matter hereof except as stated or referred to herein.

11.	Expenses.

        Except as otherwise set forth herein, each of the parties hereto shall pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby..

12.	Successors and Assigns.

        The parties agree that this Agreement is binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

13.	Severability.

        The parties agree that if any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable and distinct.  Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

14.	Defined Terms.

          For the purpose of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

(a)
“Affiliate” of any Person means any other Person controlling, controlled by, or under common control with such particular Person.  For purposes of this Agreement, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise;

(b)	“Agreement” means this Share Purchase Agreement;

(c)	“Business Day” means any day other than a Saturday, Sunday or any day on which banks are generally not open for business in the City of New York, New York;

(d)	“Class A Common Stock” has the meaning ascribed thereto in Section 1;

(e)	“Closing” has the meaning ascribed thereto in Section 2(a);

(f)	“Closing Date” has the meaning ascribed thereto in Section 2(a);

(g)	“Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder;

(h)	“Company” has the meaning ascribed thereto in Section 1;

(i)	“Contract” means any agreement, obligation, contract, license, understanding, commitment, indenture or instrument, whether written or oral;

(j)	“Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

(k)	“Governmental Authority” has the meaning ascribed thereto in Section 3(f);

(l)	“Indemnified Parties” has the meaning ascribed thereto in Section 5(a);

(m)	“Indemnifying Party” has the meaning ascribed thereto in Section 5(a);

(n)
“Law(s)” means any federal, state or local law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, declaration, arbitration award, agency requirement, license or permit of any Governmental Authority;

(o)
“Liens” means all liens, claims, pledges, options, charges, easements, security interests, deeds of trust, mortgages, conditional sales agreements, encumbrances of any nature or other rights of third parties, whether voluntarily incurred by Contract or arising by operation of Law, and includes any agreement to give any of the foregoing in the future;

(p)	“Losses” has the meaning ascribed thereto in Section 5(a);

(q)	“Notice” has the meaning ascribed thereto in Section 7;

(r)
“Person” means an individual, group (including a “group” under Section 13(d) of the Exchange Act), a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Authority of any department, agency or political subdivision thereof;

(s)	“Purchase Price” has the meaning ascribed thereto in Section 1;

(t)	“Purchaser” has the meaning ascribed thereto in the preamble;

(u)	“SEC” has the meaning ascribed thereto in Section 3(f);

(v)	“Seller” has the meaning ascribed thereto in the preamble;

(w)	“Shares” has the meaning ascribed thereto in Section 1; and

(x)
“U.S. Accredited Investor” means an “accredited investor” under Rule 501 of Regulation D under the Securities Act of 1933, as amended, and as amended by the Dodd-Frank Wall Street Reform and Consumer Protection Act.

15.	Interpretation.

        Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.  The terms “including” or “include” shall mean “including without limitation” and “include without limitation”, respectively.

16.	Sections and Heading

        The division of this Agreement into sections and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement.

17.	Further Assurances.

        Each of the parties upon the request of the other, whether before or after the date hereof shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as may reasonably be necessary or desirable to complete the transactions contemplated herein.

18.	No Third Party Beneficiaries.

        Nothing expressed or referred to in this Agreement, will be construed to give any Person other than the parties to this Agreement (and their successors and assigns) any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

19.	Survival.

        The representations, warranties, covenants and agreements of the parties shall survive the Closing.

20.	Amendment and Waiver.

        Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the parties to this Agreement, or, in the case of a waiver, by the party against whom the waiver is to be effective.  No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

21.	Counterparts.

        The parties agree that this Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument. Counterparts may be executed either in original or electronic form and the parties may rely on delivery by electronic delivery of an executed copy of this Agreement.

 [Signature Page Follows]

IN WITNESS WHEREOF, as of the date first written above, this Agreement has been executed by the parties.

TIME WARNER MEDIA HOLDINGS B.V.
By:	/s/ Stephen N. Kapner
Name: Stephen N. Kapner
Title: Director

TESTORA LIMITED
By:	/s/ Andreas Loizou
Name: Andreas Loizou
Title: Director

By:	/s/ Elena Chrysanthou
Name: Elena Chrysanthou
Title: Director

[Signature Page to Share Purchase Agreement]